Exhibit 99.1

FOR IMMEDIATE RELEASE        Contact: Christopher Ranjitkar, Director, Investor Relations
(617) 796-7651

Tremont Mortgage Trust Reports Fourth Quarter and
Year End 2017 Financial Results
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Newton, MA (February 22, 2018): Tremont Mortgage Trust (Nasdaq: TRMT) today announced financial results for the quarter and year ended December 31, 2017.
David Blackman, Chief Executive Officer of TRMT, made the following statement:
“Since completing our initial public offering, we have been active in the market meeting with owners of commercial real estate and intermediaries across the U.S., sourcing potential loan opportunities. During this time, our originations team has evaluated more than 140 prospective financing opportunities with a combined transaction value greater than $3 billion. As a result, we currently have seven outstanding term sheets totaling approximately $186 million and three outstanding loan applications totaling approximately $62 million for loan opportunities where we believe TRMT can be competitive. Unfortunately, we have not closed any investments and we are behind where we expected to be at this time. Because we are a new and relatively small company, we are proceeding cautiously. Nevertheless, we believe we are finding our niche and remain hopeful that we will be able to successfully deploy the capital raised in our IPO in the coming months.”
Results for 2017:
For the quarter ended December 31, 2017, net loss was $1.1 million, or $0.34 per diluted share. For the year ended December 31, 2017, net loss was $1.3 million, or $0.85 per diluted share.
Financing Activities:
On September 18, 2017, TRMT sold 2,500,000 common shares at a price of $20.00 per share in its initial public offering, or IPO. Concurrently with its IPO, TRMT sold an additional 600,000 common shares at a price of $20.00 per share to its manager, Tremont Realty Advisors LLC, in a private placement. The aggregate proceeds to TRMT from these sales were $62.0 million.
On February 12, 2018, TRMT announced that its wholly owned subsidiary has entered an agreement for a $100.0 million master repurchase facility with Citibank, N.A., which it may use to leverage its financing transactions. The facility has a three year term and permits advancements of up to 75% of whole loan amounts. Interest on advancements under the facility will be calculated at floating rates based on LIBOR plus a premium of 200 to 250 basis points.

Dividend:
TRMT plans to declare and pay its first distribution to common shareholders after successfully deploying the capital raised in its IPO and concurrent private placement.
Conference Call:
At 10:00 a.m. Eastern Time this morning, Chief Executive Officer, David Blackman, and Chief Financial Officer, Doug Lanois, will host a conference call to discuss TRMT’s 2017 financial results.
The conference call telephone number is (877) 270-2148. Participants calling from outside the United States and Canada should dial (412) 902-6510. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on March 1, 2018. To access the replay, dial (412) 317-0088. The replay pass code is 10115733.
A live audio webcast of the conference call will also be available in a listen-only mode on TRMT’s website, at www.trmtreit.com. Participants wanting to access the webcast should visit TRMT’s website about five minutes before the call. The archived webcast will be available for replay on TRMT’s website following the call for about one week. The transcription, recording and retransmission in any way of TRMT’s fourth quarter conference call are strictly prohibited without the prior written consent of TRMT.

WARNING CONCERNING FORWARD LOOKING STATEMENTS
THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER TRMT USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, “WILL”, “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, TRMT IS MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON TRMT’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY TRMT’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

•
MR. BLACKMAN STATES THAT TRMT REMAINS HOPEFUL THAT IT WILL BE ABLE TO SUCCESSFULLY DEPLOY THE CAPITAL RAISED IN ITS IPO IN THE COMING MONTHS. AN IMPLICATION OF THIS STATEMENT AND MR. BLACKMAN’S RECITATION OF THE NUMBER OF LENDING OPPORTUNITIES REVIEWED IS THAT TRMT WILL BE ABLE TO SUCCESSFULLY INVEST THE PROCEEDS OF ITS IPO AND CONCURRENT PRIVATE PLACEMENT IN THE COMING MONTHS. IN FACT, TRMT HAS NOT MADE ANY INVESTMENTS TO DATE AND TRMT MAY NOT BE UNABLE TO DO SO IN THE FUTURE. ALSO, ANY INVESTMENTS WHICH TRMT MAY MAKE IN THE FUTURE MAY DEFAULT AND MAY PRODUCE LOSSES.

•
CONTINUED AVAILABILITY OF ADVANCEMENTS UNDER THE REPURCHASE FACILITY IS SUBJECT TO TRMT'S SATISFYING CERTAIN FINANCIAL COVENANTS AND OTHER REPURCHASE FACILITY CONDITIONS THAT TRMT MAY BE UNABLE TO SATISFY.

•	ACTUAL COSTS UNDER THE REPURCHASE FACILITY WILL BE HIGHER THAN LIBOR PLUS A PREMIUM BECAUSE OF FEES AND EXPENSES ASSOCIATED WITH THE REPURCHASE FACILITY.

•
THIS PRESS RELEASE STATES THAT TRMT PLANS TO DECLARE AND PAY ITS FIRST DISTRIBUTION TO COMMON SHAREHOLDERS AFTER SUCCESSFULLY DEPLOYING THE CAPITAL RAISED IN ITS IPO AND CONCURRENT PRIVATE PLACEMENT. THIS STATEMENT IMPLIES THAT TRMT WILL BE SUCCESSFUL IN DEPLOYING CAPITAL IN THE FUTURE. TO DATE, TRMT HAS NOT MADE ANY INVESTMENTS AND TRMT MAY BE UNABLE TO DO SO IN THE FUTURE. ALSO, TRMT MAY NOT DECLARE ANY DISTRIBUTIONS TO COMMON SHAREHOLDERS IN THE FUTURE AND, IF AND AFTER TRMT MAY DECLARE AND PAY ITS FIRST DISTRIBUTION, ANY DISTRIBUTIONS DECLARED AND PAID BY TRMT THEREAFTER MAY DECLINE.

THE INFORMATION CONTAINED IN TRMT’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER “RISK FACTORS” IN TRMT’S PROSPECTUS DATED SEPTEMBER 13, 2017 OR ITS PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE TRMT’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN OR IMPLIED BY TRMT’S FORWARD LOOKING STATEMENTS. TRMT’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV.
YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.
EXCEPT AS REQUIRED BY LAW, TRMT DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

TREMONT MORTGAGE TRUST
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended December 31, 2017	June 1, 2017 (inception) through December 31, 2017
Interest Income:
Interest income from investments	$199	$222

Expenses:
Management fees	228	260
General and administrative expenses	654	830
Shared services agreement reimbursement	375	428
Loss before income tax expense	$(1,058)	$(1,296)
Income tax expense	—	—
Net loss	$(1,058)	$(1,296)

Weighted average common shares outstanding	3,106	1,524

Net loss per common share - basic and diluted	$(0.34)	$(0.85)

TREMONT MORTGAGE TRUST
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share data)

December 31,
2017
Assets
Cash and cash equivalents	$61,666
Prepaid expenses	259
Total assets	$61,925

Liabilities and Shareholders' Equity
Accounts payable and other accrued liabilities	$301
Due to related persons	754
Total liabilities	1,055

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $0.01 par value per share; 25,000,000 shares authorized; 3,126,439 shares issued and outstanding	31
Additional paid in capital	62,135
Cumulative net loss	(1,296)
Total shareholders’ equity	60,870
Total liabilities and shareholders' equity	$61,925